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For Release:	August 27, 2007
Contacts:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@uaigroupinc.com	Media Christine Tassoni (610) 660-6814 ctassoni@uaigroupinc.com

JAMES R. KRONER APPOINTED TO UNITED AMERICA INDEMNITY BOARD OF DIRECTORS

George Town, Grand Cayman, Cayman Islands, August 27, 2007 – United America Indemnity, Ltd. (NASDAQ: INDM) (UAI) today announced the appointment of James R. Kroner to the Company’s Board of Directors, effective August 27, 2007. Mr. Kroner will also serve as a member of the Company’s Audit Committee.

“I am delighted to welcome Jim Kroner to the UAI Board of Directors,” said Saul Fox, Chairman of the Board of UAI. “Few others could bring to our Board Jim’s treasury of insurance industry and company knowledge, experience, and savvy. Without question, with Jim on our team we are a stronger Board and a stronger organization.”

“It’s an honor to join the Board of Directors of UAI,” said Mr. Kroner. “I have had the privilege of working with UAI’s predecessor as both an investment banker and reinsurer over the past 15 years. It’s been a company that I have greatly respected. I look forward to working with UAI’s strong Board, and with Larry Frakes and the other talented members of the management team, as they focus on strategic priorities, further the success of UAI’s operating subsidiaries, and bring the Company to new levels of profitable growth.”

A respected insurance industry veteran, Mr. Kroner most recently was Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd, a publicly traded insurance and reinsurance company, which he co-founded in 2001. Mr. Kroner served as a member of Endurance’s executive committee and on the company’s Board of Directors. At Endurance, Mr. Kroner helped lead a number of key strategic and financial initiatives, including successfully completing an initial public offering on the NYSE within one year of formation, as well as completing $4.5 billion in financing transactions.

Prior to Endurance, Mr. Kroner was a Managing Director at private equity firm Fox Paine & Company from 1999 to 2001. Previously, Mr. Kroner was at American Re Corporation as Senior Vice President, Treasurer, and a member of the executive committee, where he headed American Re’s direct investment function and managed a portfolio of $110 million in private equity investments. In addition, Mr. Kroner was a senior insurance industry investment banker for a number of years. He served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. and as a Managing Director focused on the insurance industry mergers & acquisitions at Salomon Smith Barney. Mr. Kroner currently serves on the Board of Directors of Terra Industries Inc.

About United America Indemnity, Ltd.

United America Indemnity, Ltd. (Nasdaq: INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s principal operating subsidiaries include:

•	Penn-America, which distributes its products to small commercial businesses through a select network of general agents with specific binding authority.

•	United National, a provider of property and casualty products through the following two business units, all of which operate predominately in the excess and surplus lines marketplace;

— Programs, the marketing of insurance products for targeted insured segments, as well as specialty products such as professional lines, through program administrators with specific binding authority;

— Specialty Brokerage, the marketing of property, casualty and professional lines products through wholesale brokers.

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.

For more information, visit the United America Indemnity, Ltd. Website at www.uai.ky.

Forward-Looking Information

This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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